UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
PERELLA WEINBERG PARTNERS
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2024

The following information supplements and amends the proxy statement of Perella Weinberg Partners (the “Company”) filed with the U.S. Securities and Exchange Commission on April 12, 2024 (the “Proxy Statement”) and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2024 Annual Meeting of Stockholders of the Company to be held on May 22, 2024 and any adjournment or postponement thereof. Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the respective meanings given to them in the Proxy Statement.

The Company is filing this Supplement to clarify the treatment of abstentions and broker non-votes with respect to Proposal 3.

Voting Standard for Proposal 3

The text below replaces, in its entirety, the paragraph under the heading “How are abstentions and broker non-votes counted?” on page 5 of the Proxy Statement:

Abstentions and broker non-votes are counted for the purpose of establishing the presence of a quorum. If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposal 1 and Proposal 3 are not considered a “routine” proposal. If you hold shares in street name and do not vote on Proposal 1 or Proposal 3, your uninstructed shares will be counted as “broker non-votes.” Withheld votes and broker non-votes will have no effect on the outcome of Proposal 1. Proposal 2 is a “routine” proposal, and therefore brokers have discretion to vote uninstructed shares on Proposal 2. For Proposal 2, if you elect to abstain, the abstention will have the same effect as an “against” vote.” For Proposal 3, abstentions and broker non-votes will have the same effect as “against” votes.

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 5 in the Proxy Statement for instructions on how to do so.